EXHIBIT 99.1



                    [LONG ISLAND FINANCIAL CORP. LETTERHEAD]



                         REPORTS SECOND QUARTER RESULTS

ISLANDIA, N.Y. (Business Wire) - July 14, 2003 - Long Island Financial Corp. (the "Company") (NASDAQ/NMS: LICB), the holding company for Long Island Commercial Bank (the "Bank"), today reported earnings per share of $.53 for the quarter ended June 30, 2003, representing a 3.6% decrease from the $.55 per share earned in the comparable 2002 period. The Company reported diluted earnings per share of $.51 for the recently completed quarter, a 3.8% decrease compared to the $.53 diluted earnings per share reported for the 2002 period. Net income for the quarter ended June 30, 2003 amounted to $782,000, a decrease of $17,000, or 2.1%, when compared to the $799,000 earned for the 2002 period. For the six months ended June 30, 2003, the Company reported net income and diluted earnings per share of $1.6 million and $1.03, increases of 4.2%, and 1.0%, respectively, compared to net income of $1.5 million and diluted earnings per share of $1.02 for the six months ended June 30, 2002.

The decrease in net income per share for the quarter ended June 30, 2003, as compared to the corresponding period in 2002, occurred as a result of increased operating expenses exceeding improvements in net interest income after provision for loan losses and other operating income. The Company recorded increases of $240,000, or 6.8%, in net interest income after provision for loan losses, coupled with a $272,000, or 34.4%, increase in other operating income. The increase in other operating income resulted from a 22.5%, increase in service charges on deposit accounts and gain on sale of securities of $153,000. Offsetting those increases was a $515,000, or 16.6%, increase in operating expenses resulting from the Bank's continued branch expansion.

Total assets amounted to $500.6 million at June 30, 2003, an increase of $82.6 million, or 19.8%, compared to $418.0 million at June 30, 2002. At June 30, 2003, loans, net of unearned income and deferred fees, increased by $24.5 million, or 12.7%, from June 30, 2002. Demand deposits increased by $21.2 million, or 31.3%, from $67.7 million at June 30, 2002, to $88.9 million at June 30, 2003. Savings deposits increased by $26.3 million, or 39.4%, from $66.8 million at June 30, 2002, to $93.1 million at June 30, 2003.

Commenting on the Company's financial performance, Douglas C. Manditch, President and Chief Executive Officer stated, "the difficult interest rate and economic environment, resulting in significantly increased cash flow, declining asset yields, and tempered loan demand, impacted our financial performance during the quarter. We continue to address the challenges inherent in this environment while positioning for the future." Mr. Manditch added, "we continue to penetrate the markets we serve as shown by our substantial growth in core deposits. While second quarter results represented a slight decrease from 2002, we remain ahead of 2002 on a year to date basis and within our financial plan."

The Company announced the signing of a lease for a branch facility at 350 Motor Parkway, Hauppauge, Long Island. Commenting on the lease signing, Mr. Manditch, stated, "we are excited about our opportunity to offer our products and services to the business community of Hauppauge. Hauppauge possesses one of the most respected industrial areas in the Country and is home to 1,898 business establishments. We believe our products and services will be well received and expect to open in the third quarter of 2003."

On May 21, 2003, the Board of Directors of Long Island Financial Corp. declared a dividend of $.10 per common share. The dividend was paid on July 1, 2003, to stockholders of record on June 20, 2003.

Long Island Commercial Bank, the wholly-owned subsidiary of Long Island Financial Corp., is a New York state chartered commercial bank, which began operations in January of 1990, and provides commercial and consumer banking services through eleven branch offices, maintaining its headquarters in Islandia. The Bank is an independent local bank emphasizing personal service and responsiveness to the needs of its customers. Perry B. Duryea serves as Chairman of the Board.

                                 BRANCH OFFICES
                                 --------------


   Suffolk County, N.Y.           Nassau County, N.Y.        Kings County, N.Y.
-------------------------         -------------------        ------------------
  Islandia      Babylon           Jericho   Westbury         Bay Ridge-Brooklyn
Central Islip   Deer Park
  Melville     Ronkonkoma
  Shirley       Smithtown



THIS RELEASE MAY CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS, WHICH ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS REGARDING ECONOMIC, LEGISLATIVE, AND REGULATORY ISSUES THAT MAY IMPACT THE BANK'S EARNINGS IN FUTURE PERIODS. FACTORS THAT COULD CAUSE FUTURE RESULTS TO VARY MATERIALLY FROM CURRENT MANAGEMENT EXPECTATIONS INCLUDE, BUT ARE NOT LIMITED TO, GENERAL ECONOMIC CONDITIONS, CHANGES IN INTEREST RATES, DEPOSIT FLOWS, REAL ESTATE VALUES, AND COMPETITION; CHANGES IN ACCOUNTING PRINCIPLES, POLICIES, OR GUIDELINES; CHANGES IN LEGISLATION OR REGULATION; AND OTHER ECONOMIC, COMPETITIVE, GOVERNMENTAL, REGULATORY AND TECHNOLOGICAL FACTORS AFFECTING THE BANK'S OPERATIONS, PRICING, PRODUCTS, AND SERVICES.


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

                                   LONG ISLAND FINANCIAL CORP.
                                       (NASDAQ/NMS: LICB)
                              (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   JUNE 30,             DECEMBER 31,            JUNE 30,
                                                                     2003                   2002                  2002
                                                                     ----                   ----                  ----
SELECTED FINANCIAL CONDITION DATA
---------------------------------
Cash and cash equivalents....................................   $    70,089            $    25,790          $    44,283
Securities held-to-maturity, net.............................        12,467                 12,461               12,454
Securities available-for-sale ...............................       183,707                219,590              153,644
Federal Home Loan Bank stock, at cost........................         3,250                  3,588                3,585
Loans, net of unearned income and deferred fees (1)..........       217,383                217,731              192,920
Total assets.................................................       500,563                491,951              417,954
Demand deposits..............................................        88,882                 78,697               67,692
Total deposits ..............................................       398,299                400,534              327,828
Federal Home Loan Bank advances..............................        65,000                 55,000               55,000
Other borrowed funds.........................................             -                      -                    -
Guaranteed preferred beneficial interest in
     junior subordinated debentures..........................         7,500                  7,500                7,500
Stockholders' equity (2).....................................        26,656                 25,573               23,909
Book value per share (2).....................................   $     18.07            $     17.68          $     16.53
Book value per share (3) ....................................   $     17.28            $     16.42          $     15.70
Shares outstanding...........................................     1,475,447              1,446,226            1,446,226

                                                                   THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                                         JUNE 30,                          JUNE 30,
                                                                         --------                          --------
                                                                     2003          2002                2003          2002
                                                                     ----          ----                ----          ----
SELECTED OPERATING DATA
-----------------------
Interest income................................................  $   5,932      $  5,906           $  12,030      $ 11,676
Interest expense...............................................      2,155         2,309               4,342         4,628
                                                                     -----         -----               -----         -----
     Net interest income.......................................      3,777         3,597               7,688         7,048
Provision for loan losses......................................          -            60                  60           150
                                                                       ---            --                  --           ---
     Net interest income after provision
        for loan losses .......................................      3,777         3,537               7,628         6,898
Other operating income.. ......................................      1,063           791               2,011         1,588
Other operating expenses. .....................................      3,624         3,109               7,179         6,174
                                                                     -----         -----               -----         -----
     Income before income taxes................................      1,216         1,219               2,460         2,312
Income taxes ..................................................        434           420                 880           795
                                                                       ---           ---                 ---           ---
     Net income ...............................................  $     782      $    799           $   1,580      $  1,517
                                                                       ===           ===               =====         =====
Basic earnings per share.......................................  $     .53      $    .55           $    1.08      $   1.05
                                                                       ---           ---                ----          ----
Diluted earnings per share.....................................  $     .51      $    .53           $    1.03      $   1.02
                                                                       ---           ---                ----          ----

Basic weighted average shares outstanding......................  1,471,263     1,446,226           1,460,457     1,443,332
Diluted weighted average shares outstanding....................  1,547,694     1,497,044           1,530,485     1,486,930




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


                                   LONG ISLAND FINANCIAL CORP.
                                       (NASDAQ/NMS: LICB)
                                     (DOLLARS IN THOUSANDS)

                                                               JUNE 30,                DECEMBER 31,            JUNE 30,
                                                                 2003                      2002                  2002
                                                                 ----                      ----                  ----
ASSET QUALITY RATIOS AND OTHER DATA
-----------------------------------
Total non-performing loans                                 $       220             $        307            $      132
Allowance for loan losses                                        2,416                    2,346                 2,144
Non-performing loans as a percent of
        total loans (4)(5)                                         .10 %                    .14 %                 .07 %
Non-performing loans as a percent of
        total assets (4)                                           .04 %                    .06 %                 .03 %
Allowance for loan losses as a percent of
        Non-performing loans (4)                              1,098.18 %                 764.17 %            1,624.24 %
        Total loans (5)                                           1.11 %                   1.08 %                1.11 %
Full service offices                                                11                       11                     9

   (1) Includes residential real estate loans held-for-sale.
   (2) Includes net unrealized depreciation/appreciation in available-for-sale securities, net of tax.
   (3) Excludes net unrealized depreciation/appreciation in available-for-sale securities, net of tax.
   (4) Non-performing loans consist of all non-accrual loans 90 days or more past due. It is the Company's policy to generally cease accruing interest on all loans 90 days or more past due.
   (5) Loans include loans, net, before allowance for loan losses.






CONTACT:
Douglas C. Manditch, President & CEO
LONG ISLAND FINANCIAL CORP.
One Suffolk Square
1601 Veterans Memorial Highway
Islandia, New York 11749
Voice: (631) 348-0888  Fax: (631) 348-0830
WWW.LICB.COM